Exhibit 7(a)

STOCK EXCHANGE AGREEMENT
This Stock Exchange Agreement (the “Agreement”) is made this 30th day of June, 2014 (the “Effective Date”), by and between William R. Fitzgerald (“Bill”) and William R. Fitzgerald 2012 Irrevocable Trust, dated 12/6/12 (“WRF Trust”), on the one hand, and Columbus Holding LLC (“Columbus”), on the other hand.
1.Stock Exchange. On the Effective Date, Columbus shall sell, assign, transfer and deliver to WRF Trust 16,919 shares (the “First Columbus B Shares”) of Series B Common Stock (“Series B Common Stock”) of Ascent Capital Group, Inc. (the “Company”) owned beneficially and of record by Columbus, free and clear of all liens, in exchange for 18,611 shares of Series A Common Stock (“Series A Common Stock”) of the Company (the “WRF A Shares”) owned beneficially and of record by WRF Trust, which the WRF Trust shall sell, assign, transfer and deliver to Columbus, free and clear of all liens. Simultaneously, Columbus shall sell, assign, transfer and deliver to Bill 86,122 shares (the “Second Columbus B Shares” and together with the First Columbus B Shares, the “Columbus B Shares”) of Series B Common Stock owned beneficially and of record by Columbus, free and clear of all liens, in exchange for 94,734 shares of Series A Common Stock (the “Fitzgerald A Shares”) owned beneficially and of record by Bill, which Bill shall sell, assign, transfer and deliver to Columbus, free and clear of all liens. For the avoidance of doubt, all of the foregoing share exchanges are occurring simultaneously. On the Effective Date, Columbus, WRF Trust and Bill will deliver appropriate documents and instructions as are required by the Company’s transfer agent to transfer the First Columbus B Shares to WRF Trust, to transfer the Second Columbus B Shares to Bill and to transfer simultaneously the WRF A Shares and the Fitzgerald A Shares to Columbus. Each of the exchanges of Series B Common Stock for Series A Common Stock being consummated pursuant to this Agreement are intended to qualify, for United States federal income tax purposes, as a tax-free exchange pursuant to Section 1036(a) of the Internal Revenue Code of 1986, as amended.
2.    Restricted Stock. (a) Columbus acknowledges that since the WRF A Shares and the Fitzgerald A Shares are not being transferred to Columbus pursuant to a registration statement, the transfer of the WRF A Shares and the Fitzgerald A Shares pursuant to this Agreement is intended to be exempt from registration in reliance upon federal and state exemptions for transactions not involving a public offering. Columbus is acquiring the WRF A Shares and the Fitzgerald A Shares for its own account, for investment purposes only, and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities law. Columbus acknowledges that the WRF A Shares and the Fitzgerald A Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and applicable state securities laws (if any) or unless an exemption from such registration or qualification is available. Columbus is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act).
(b)    Each of WRF Trust and Bill acknowledges that since the Columbus B Shares are not being transferred to WRF Trust and Bill pursuant to a registration statement, the transfer of the Columbus B Shares pursuant to this Agreement is intended to be exempt from registration in reliance upon federal and state exemptions for transactions not involving a public offering. Each of WRF Trust and Bill is acquiring the Columbus B Shares for its or his own account, for investment purposes only, and not with a view to the public resale or distribution thereof in violation of any federal, state or foreign securities law. Each of WRF Trust and Bill acknowledges that the Columbus B Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws (if any) or unless an exemption from such registration or qualification is available. Each of WRF Trust and Bill is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act).
3.    Governing Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of Colorado (without reference to its rules as to conflicts of laws).
4.    Counterparts. This Agreement may be executed in any number of counterparts, all of which counterparts taken together shall constitute one and the same instrument. A party may deliver its signature by facsimile or other electronic means, which will have the same force and effect as an original signature.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly authorized, executed and delivered as of the Effective Date.
COLUMBUS HOLDING LLC

By: /s/ John C. Malone
John C. Malone, Member

WILLIAM R. FITZGERALD 2012 IRREVOCABLE TRUST

By: /s/ Paula Fitzgerald
Paula Fitzgerald, Trustee

/s/ William R. Fitzgerald
William R. Fitzgerald

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